Exhibit 21.1

Subsidiaries of the Trust *

Wholly-Owned Corporate Subsidiaries of the Trust:

BPP/Arrowhead, Inc. (Delaware) (Consolidated)

Burnham Pacific L.P., Inc. (Delaware) (Consolidated)

Partnerships in which the Trust holds interests:

BPP/Arrowhead, L.P. (Delaware) (Consolidated)

BPP/Marin, L.P. (California) (Consolidated)

Burnham Pacific Operating Partnership, L.P. (Delaware) (Consolidated)

*  Subsidiaries are in the process of closure; all documentation has been filed on behalf of the Trust.

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